Exhibit 22

Subsidiary of the Company

            The following table sets forth certain information as of December 31, 1992 concerning the subsidiaries of the Company.

                                                           Percentage
                                          Place of          Owned by
                                        Incorporation      the Company
                                        -------------      -----------

          Pouch Laboratories, Inc.       New Jersey           100%

          During August, 1993 a resolution was passed by the Company's Board Of Directors to dissolve Pouch Laboratories, Inc. having no reason to maintain the existence of this subsidiary. (See note 4, "Discontinued Operations" - 1993 10-K SB)

25 - Power of Attorney (see "Power of Attorney" in the Annual Report on Form 10-K SB)

27 -      Financial Data Schedule


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